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                                                                   EXHIBIT 10.53

December 5, 2002

Brent N. Cohen

Dear Brent:

U.S. SEARCH.com Inc. (the "Company") is pleased to extend the term of your employment as Chairman of the Board of Directors, President and Chief Executive Officer, effective on the date indicated above and ending on July 31, 2004 (the "Term"), on the following terms and conditions (the "Agreement"):

As Chairman of the Board of Directors, President and Chief Executive Officer of the Company, you will be employed full time in the Company's corporate headquarters, 5401 Beethoven Street, Los Angeles, California, and perform the duties and have the authority customarily associated with these positions, including direct responsibility for the overall profit and loss of the Company, managing the Company's growth plans and such duties as may be assigned to you by the Board of Directors (the "Board") consistent with your position as President and CEO. You will report directly to the Board and you will not be required to report to any other officer or employee of the Company. You will be expected to work the hours required by the nature of your work assignments.

Your base salary will remain four hundred thousand dollars ($400,000.00) per year, less standard deductions and withholdings, paid bi-weekly in accordance with the Company's standard payroll procedures. You will be eligible for salary increases as approved by the Board. You will be eligible for annual performance bonuses of up to 100% of your annual base salary based on goals and objectives to be mutually agreed upon by you and the Board in good faith within sixty (60) days of each anniversary date of the Agreement. For the year ended December 31, 2002, the Board will determine in good faith an appropriate annual bonus based on Company and individual performance.

You will be eligible to receive additional stock option grants as approved by the Board. The Company shall ensure that all shares under this option are registered. It is expected that such options granted shall be consistent with grants to other officers of the Company.


The terms and conditions of your stock option grants will be governed by your Stock Option Grant Notices and the Company's Stock Option Plan as modified by this Agreement. For the purposes of this Agreement, "Change of Control" means:
(1) a sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation, but the shares of the Common Stock outstanding immediately preceding the merger are converted by

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virtue of the merger into other property, whether in the form of securities, cash or otherwise or (4) or any similar transaction including a tender offer.

Notwithstanding any provision in the Company's stock option plan, you will be permitted to exercise the stock options up to twelve (12) months following the termination of your employment with the Company. You will be allowed to purchase the Company's common stock with the stock options through a broker-assisted, cashless exercise procedure as currently provided in Section 3.2(b) of the Company's Stock Option Plan subject to any restrictions under the Company's Stock Option Plan or applicable federal securities laws.

In addition to your salary and incentive compensation, you will receive Company benefits consistent with Company policy, including vacation, life insurance, disability, medical and dental coverage substantially the same as those you currently receive. Your benefits will be subject to changes in the Company's benefit plans applicable to Company executives generally. Notwithstanding the foregoing, (a) in no event shall your vacation period be less than four weeks per year of employment, vesting ratably throughout the year, with the right to carry-over unused vacation time into subsequent employment years (although once you have accrued eight weeks of unused vacation time, further accrual of vacation time will cease until you have dropped below this eight week cap); (b) you will receive, at Company's expense, life insurance with a benefit of not less than $3 Million and disability insurance covering both total and partial disability with a benefit of not less than 75 percent of your salary and bonuses, with payment of benefit commencing no later than 30 days after disability; and (c) your health insurance shall be non-HMO and shall include coverage for your dependents, with the Company bearing all costs and premium co-payments associated with yours and your dependents' coverage. In addition you will receive a car allowance of $1,000.00 per month. The Company agrees to reimburse you for reasonable documented business expenses pursuant to Company policy.

You will be expected to abide by all of the Company's policies and procedures. As a condition of your employment, you agree to refrain from any misuse or improper disclosure of the Company's proprietary or confidential information or materials. As a further condition of your employment, you agree to sign and comply with the Company's Proprietary Information and Inventions Agreement attached as Exhibit A.

By accepting this offer, you represent and warrant that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with the Company. The Company acknowledges that your investment in, and service on the Boards of Directors or Advisors of the entities listed on Exhibit C hereto do not constitute a breach of this Agreement or any Company policy or rule, and you represent that such service will not interfere with your service to the Company.

If (a) the Company terminates your employment without Cause during the Term; (b) you terminate your employment with the Company for Good Reason during the Term or; (c) a Change of Control occurs during the Term and you do not have a new employment agreement, which is effective seven (7) days after the Change of Control; the Company or in the event of a Change of Control, the successor will provide you with the following severance benefits,

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provided that you first resign your position with the Board and you provide the
Company with a signed general release of all claims, a form of which is set forth in Exhibit B:

     (i) continuation of your base salary and benefits then in effect, subject to standard payroll deductions and withholdings, payable on the Company's regular payroll dates, for twelve (12) months;

     (ii) an amount equivalent to your bonus for one year equal to 100% of your base salary;

     (iii) payment of your COBRA premiums for twelve (12) months or until you become eligible for health insurance benefits at the expense of a new employer, whichever is lesser; and

     (iv) immediate vesting of all unvested shares of your stock option grants (held at the time of such termination or resignation), and 12 months to exercise all stock options.

For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following circumstances:

        (i) a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment or your no longer being Chairman of the Board, President and Chief Executive Officer of the Company;

        (ii) the reduction of your annual base salary as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel;

        (iii) Unless known to you and accepted by you, relocation of your offices at which you are principally employed to a location more than 20 miles from such location .;

        (iv) the failure to pay to you any portion of your then current compensation within seven (7) days of the date such compensation is due; or

        (v) the failure to continue in effect any material compensation or benefit plan in which you participate, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants.

Any severance benefits provided to you by the Company will not be reduced in any way by compensation or benefits received (or foregone) by you from sources other than the Company.

If, at any time: (i) your employment is terminated for Cause or (ii) you resign from the Company other than for Good Reason, all compensation and unvested options, unvested vacation time and

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unvested benefits will cease immediately, subject to the Company's obligations under COBRA and other applicable laws, rules and regulations, and subject to Company's D&O insurance and indemnity obligations to you hereunder.

As used in this Agreement, "Cause" means (i) conviction of any felony or crime involving moral turpitude; (ii) participation in a fraud or embezzlement against the Company; (iii) intentional and material breach of the Proprietary Information and Inventions Agreement, if such breach continues after timely written notice to you of such breach and your failure to cure same within 30 business days after your receipt of such notice; or (iv) material breach of this Agreement if such breach continues after timely written notice to you of such breach and your failure to cure same within 30 business days after your receipt of such notice.

If you become totally disabled during your employment with Company, the Company may, in its discretion, terminate your employment. You will, however, be entitled to receive the disability insurance benefits set forth above and, in addition, you will continue to receive your base salary then in effect for a period of six months, even if such six-month term extends beyond the portion of the term of this Agreement which remained on the date you were terminated for disability.

You acknowledge that by virtue of your position with the Company, you will develop considerable expertise in the business operations of the Company and will have access to extensive confidential information with respect to the Company. You also acknowledge that this is a personal services contract wherein your services are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that your services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. You acknowledge that the Company would be irreparably damaged, and its substantial investment materially impaired, if you were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if you were to make unauthorized use or disclosure of any confidential information concerning the business of the Company. Therefore, in order to protect the trade secrets and confidential and proprietary information of the Company, you agree that during the time of your employment and for one year thereafter, if you are terminated for Cause or you resign other than for Good Reason, you will not obtain employment with, perform work for, or engage in any professional activity on behalf of any company, person, or entity that directly competes in any manner with the search business of the Company without first obtaining written authorization from the Company. In the event that you engage in any such competitive activity in breach of this Agreement, the Company may cease making any payments to you, including salary, unvested bonus and/or severance payments, if any, and seek equitable relief to prevent any such competitive activity. You expressly acknowledge that you are voluntarily entering into this Agreement, that the provisions in this paragraph are a material inducement to the Company in entering this Agreement, and that the terms and condition of this Agreement are fair and reasonable to you in all respects.

To ensure rapid and economical resolution of any disputes that may arise under this Agreement, you and the Company agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in Los Angeles, California. Any costs and fees, other than attorneys' fees and costs associated with the mediation (which shall be paid by the Company), shall be shared equally by you and the Company. If it proves impossible to arrive at a mutually satisfactory

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solution through mediation, the parties agree to submit the dispute to binding arbitration in Los Angeles, California. The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator may be entered in any court with jurisdiction to do so. In the event that the prevailing party in arbitration seeks enforcement of the arbitration award in a court of law, the prevailing party in that court action will be entitled to be reimbursed for its costs and attorneys' fees.

During and after the term of this Agreement and your employment the Company will indemnify you and hold you harmless from and against any and all costs, liability and necessary expenses from any claim by any person with respect to, or in any way related to, your employment with the Company, to the maximum extent permitted by law. Notwithstanding this Agreement or any termination of your employment with the Company pursuant to this Agreement or otherwise, you will be entitled to coverage under the directors' and officers' liability coverage maintained by the Company, as in effect or as may be subsequently replaced or modified, to the same extent as other officers and directors of the Company.

This letter Agreement, Exhibits A and B, your Stock Option Grant Notice and the Company's Stock Option Plan constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement, however, does not supersede or modify your Stock Option Grant Notice or the Company's Stock Option Plan in its current form, except where the terms of this Agreement are inconsistent with such Grant Notice or Stock Option Plan. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized representative of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Agreement. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the application of the laws of any jurisdiction other than the State of California.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

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I trust that the points outlined above fully clarify the terms of the Company's employment offer. The Company agrees to pay reasonable attorneys' fees for you to have your own counsel review this Agreement. If you agree to accept our offer under the terms described above, please sign below and return this letter to me. We look forward to a productive and enjoyable working relationship.

Very truly yours,

US SEARCH.com Inc.


----------------------------
Peter Locke
Director and Compensation Committee Member


----------------------------
Lawrence D. Lenihan, Jr.
Director and Compensation Committee Member
Enclosures:

Exhibit A - Proprietary Information and Inventions Agreement
Exhibit B - Release and Waiver of Claims
Exhibit C - Non U. S. Search.com Board Service


Acknowledged and accepted:


------------------------------
Brent N. Cohen

Date:
     -------------------------

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                                    EXHIBIT A
                Proprietary Information and Inventions agreement

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                                    EXHIBIT B
                          Release and Waiver of Claims

     In exchange for the severance payments to me of amounts and options pursuant to the Employment Agreement to which this form is attached, I hereby furnish U.S. SEARCH.com Inc. (the "Company") with the following release and waiver:

     Except with respect to the obligations undertaken in the Employment Agreement, I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the execution date of this Release, with respect to any claims relating to my employment and the termination of my employment, including but not limited to claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under California statute or ordinance and the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation. Notwithstanding the foregoing, this release does not include claims relating to unreimbursed expenses or payment of severance or vesting or exercise of options in the event of severance as provided in the Employment Agreement. Furthermore, nothing in the foregoing release shall release or waive any obligation the Company may have to you with respect to: (a) accrued and unused vacation pay subject to the limitation in the Employment Agreement; (b) vested benefits under any employee benefit plan, or under the Employment Agreement; or (c) under applicable law, and to the degree consistent with the Company's D&O insurance policy, to indemnify you and to provide you coverage with respect to your service as an officer, director or employee of the Company.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

     The Company hereby releases, acquits and forever discharges you and your agents, successors, assigns, attorneys and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities, and obligations of every kind

                                       1.

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and nature, in law, equity, or otherwise, known and unknown, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time within the course and scope of your employment with the Company (including, but not limited to, acts or omissions constituting negligence or gross negligence).

     The parties also acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties hereby expressly waive and relinquish all rights and benefits under that section or any comparable law with respect to any unknown or unsuspected claims they may have against each other.

Date:
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                                              Brent N. Cohen


Date:
     ------------------------------           ---------------------------------
                                              U.S. Search.com Inc.

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                                    EXHIBIT C
                 Brent Cohen's Non-U.S. Search.com Board Service

                                       1.